Exhibit 99.1

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2011 FIRST QUARTER RESULTS

IONIA, Mich., May 2, 2011 - Independent Bank Corporation (NASDAQ: IBCP) reported a first quarter 2011 net loss applicable to common stock of $8.4 million, or $1.06 per share, versus a net loss applicable to common stock of $14.9 million, or $6.21 per share, in the prior-year period.  The reduced loss was primarily due to declines in the provision for loan losses and in non-interest expenses that were partially offset by a decline in net interest income.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “Our results for the first quarter of 2011 reflect further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  However, these improvements in asset quality have not yet resulted in a sufficient decline in credit-related costs to return the organization to profitability.  We remain focused on a return to profitability as soon as possible, and we are optimistic that recent improvements we have observed in the Michigan economy will help support our efforts. Net interest income continued to decline in the first quarter, which adversely impacted our core operating results.  This decline in net interest income has been driven by our maintenance of high levels of liquidity and our need to reduce total loans in order to preserve our regulatory capital ratios.  As we announced in Feb. 2011, we continue to evaluate our alternatives in connection with our capital plan initiatives in consultation with our financial advisors and the U.S. Treasury.  In particular, we are evaluating the merits of a smaller capital raise with a goal of preserving the potential future use of our net deferred tax asset, which totaled approximately $66.7 million at the end of 2010 and on which we had established a $65.8 million valuation allowance.”

For the second year in a row, Independent Bank has received a perfect “five” Power Circle™ Rating for customer service from the J.D. Power and Associates Retail Banking Satisfaction StudySM. The Power Circle Ratings measure customer satisfaction on a scale of one to five. The study measured customer satisfaction among 23 banks in Michigan and four nearby states. As detailed in a recent Detroit Free Press article, these results were based on a nationwide survey of 52,000 retail banking consumers in Jan. and Feb. 2011.  The study analyzed customer satisfaction with the retail banking experience based on six factors: account activities; account information; facilities; fees; problem resolution; and product offerings.

“I am very proud of our associates for building on our success from last year. It is exciting to see our service mission ‘to impress every customer every day, every time’ take flight and grow relationships with customers across the state,” said CEO Magee.

Operating Results

The Company’s net interest income totaled $24.5 million during the first quarter of 2011, a decrease of $5.6 million or 18.6% from the year-ago period, and a decrease of $1.6 million, or 6.2% from the fourth quarter of 2010.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.34% during the first quarter of 2011 compared to 4.45% in the year ago period, and 4.35% in the fourth quarter of 2010.  The decrease in net interest income is primarily due to an overall decline in average interest-earning assets as well as a change in asset mix, as higher yielding loans declined and lower yielding overnight investments at the Federal Reserve Bank increased.  This change in asset mix principally reflects the Company’s current strategy of maintaining significantly higher balances of overnight investments to enhance liquidity.  Average interest-earning assets declined to $2.27 billion in the first quarter of 2011 compared to $2.73 billion in the year ago quarter and $2.38 billion in the fourth quarter of 2010.  This decline reflects the Company’s efforts to preserve its regulatory capital ratios by reducing total assets.

Non-interest income totaled $12.7 million in the first quarter of 2011, compared to $12.4 million in the year-ago period, representing an increase of $0.3 million, or 2.7%.  Increases in interchange income (up $0.2 million), mortgage loan servicing income (up $0.5 million) and other non-interest income (up $0.6 million) were largely offset by a decline in service charges on deposit accounts of $1.0 million (reflecting in part, regulatory changes implemented in mid-2010).

Non-interest expenses totaled $33.5 million in the first quarter of 2011, compared to $39.5 million in the year-ago period representing a decrease of $6.0 million, or 15.2%.  The decline in non-interest expenses was primarily due to decreases in compensation and employee benefits (down $0.9 million), loan and collection expenses (down $0.9 million), vehicle service contract payment plan counterparty contingencies (down $1.1 million), net losses on other real estate (“ORE”) and repossessed assets (down $0.6 million), FDIC deposit insurance (down $0.6 million), credit card and bank service fees (down $0.6 million) and other non-interest expenses (down $0.9 million).  The Company continues to focus on reducing and containing operating expenses.

Pre-Tax, Pre-Provision Core Operating Earnings

The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results.  Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding:  income tax expense (benefit), the provision for loan losses, costs (recoveries) related to unfunded lending commitments, securities gains or losses, vehicle service contract counterparty contingencies, any impairment charges or recoveries (including capitalized mortgage loan servicing rights, goodwill and net losses on ORE or repossessed assets) and elevated loan and collection costs caused by the current economic cycle.

The following table reconciles consolidated net loss presented in accordance with U.S. generally accepted accounting principles (“GAAP”) to pre-tax, pre-provision core operating earnings.   Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP.  Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.  However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues.  It displays core operating earnings trends before the impact of these challenges.  The Asset Quality section of this release isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.

The decline in the Company’s pre-tax, pre-provision core operating earnings in the first quarter of 2011 as compared to the first quarter of 2010 is principally due to a decrease in net interest income as described above and as compared to the fourth quarter of 2010 is primarily due to decreases in net interest income and gains on mortgage loan sales.

Pre-Tax, Pre-Provision Core Operating Earnings
	Quarter Ended
	3/31/11	12/31/10	3/31/10
	(in thousands)
Net loss	$(7,401)	$(4,146)	$(13,837)
Income tax expense (benefit)	(8)	(504)	(264)
Provision for loan losses(1)	11,171	7,463	17,070
Securities (gains) losses	(71)	14	(147)
Vehicle service contract counterparty contingencies	2,346	4,386	3,418
Impairment (recovery) charge on capitalized loan servicing	(555)	(2,742)	(145)
Net losses on other real estate and repossessed assets	1,406	4,843	2,029
Elevated loan and collection costs (2)	2,617	2,697	3,536
Pre-Tax, Pre-Provision Core Operating Earnings	$9,505	$12,011	$11,660

(1)	Includes costs (recoveries) related to unfunded lending commitments.
(2)	Represents the excess amount over a “normalized” level of $1.25 million quarterly or $5.0 million annually.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $5.9 million, or 34.9%, in the first quarter of 2011 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  However, the provision for loan losses in the first quarter of 2011 did increase over the last quarter of 2010 due primarily to additional specific reserves on several commercial credits and an increase in the allowance for residential mortgage loans associated with historical loss allocations.  Non-performing loans have declined by nearly 40% over the past year.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2011 declined to 1.07% for commercial loans and 1.35% for mortgage and consumer loans. These are the lowest levels that we have seen in over two years.  We continue to focus on improving asset quality and reducing credit related costs."

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2011	12/31/2010	3/31/2010
	(Dollars in Millions)
Commercial	$26.5	$29.6	$43.9
Consumer/installment	3.7	4.2	7.8
Mortgage	27.7	30.9	43.2
Payment plan receivables(2)	2.0	2.9	3.4
Total	$59.9	$67.6	$98.3
Ratio of non-performing loans to total portfolio loans	3.45%	3.73%	4.56%
Ratio of non-performing assets to total assets	3.93%	4.22%	4.78%
Ratio of the allowance for loan losses to non-performing loans	110.50%	100.50%	77.48%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco Finance Corporation (“Mepco”) has not yet completed the process to charge the applicable counterparty for the balance due. These amounts are to be distinguished from receivables due to Mepco from its counterparties related to cancelled payment plans for which Mepco has completed the process to charge the applicable counterparty for the balance due, which totaled $40.6 million, $37.3 million, and $10.0 million (each net of reserves), at Mar. 31, 2011, Dec. 31, 2010, and Mar. 31, 2010 respectively.

The decrease in non-performing loans since year-end 2010 is due principally to declines in non-performing commercial loans and residential mortgage loans.  These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE.  Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates and/or lower rental rates).  Non-performing commercial loans have declined for nine consecutive quarters and are at their lowest level since early 2007.  Non-performing residential mortgage loans are primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan.  Retail non-performing loans have declined for seven consecutive quarters and are at their lowest level since early 2008.  Other real estate and repossessed assets totaled $37.5 million at Mar. 31, 2011, compared to $39.4 million at Dec. 31, 2010, and $40.3 million at Mar. 31, 2010.

The provision for loan losses was $11.1 million and $17.0 million in the first quarters of 2011 and 2010, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  Loan net charge-offs were $12.9 million (2.93% annualized of average loans) in the first quarter of 2011, compared to $22.6 million (4.10% annualized of average loans) in the first quarter of 2010.  The decline in first quarter 2011 loan net charge-offs compared to year ago levels is primarily due to an $8.5 million decline in commercial loan net charge-offs.  At Mar. 31, 2011, the allowance for loan losses totaled $66.1 million, or 3.82% of portfolio loans, compared to $67.9 million, or 3.75% of portfolio loans, at Dec. 31, 2010.

Balance Sheet, Liquidity and Capital

Total assets were $2.48 billion at Mar. 31, 2011, a decrease of $59.0 million from Dec. 31, 2010.  Loans, excluding loans held for sale, were $1.73 billion at Mar. 31, 2011, compared to $1.81 billion at Dec. 31, 2010.  Deposits totaled $2.22 billion at Mar. 31, 2011, a decrease of $28.9 million from Dec. 31, 2010.  The decline in deposits is primarily due to a planned reduction of brokered time deposits.

Cash and cash equivalents totaled $388.0 million at Mar. 31, 2011, versus $385.4 million at Dec. 31, 2010. Securities available for sale totaled $111.9 million at Mar. 31, 2011, versus $67.9 million at Dec. 31, 2010.  This $44.1 million increase is primarily due to the purchase of short-term U.S. Treasury securities during the first quarter of 2011.

Total shareholders’ equity totaled $112.9 million at Mar. 31, 2011, or 4.56% of total assets.  Tangible common equity totaled $27.6 million at Mar. 31, 2011, or $3.40 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2011	12/31/2010	Well Capitalized Minimum

Tier 1 capital to average total assets	6.60%	6.58%	5.00%
Tier 1 capital to risk-weighted assets	9.87	9.77	6.00
Total capital to risk-weighted assets	11.16	11.06	10.00

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit the Company’s Web site at:  IndependentBank.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets	(in thousands, except share amounts)
Cash and due from banks	$50,926	$48,933
Interest bearing deposits	337,064	336,441
Cash and Cash Equivalents	387,990	385,374
Trading securities	105	32
Securities available for sale	111,936	67,864
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	23,630	23,630
Loans held for sale, carried at fair value	20,351	50,098
Loans
Commercial	689,772	707,530
Mortgage	639,372	658,679
Installment	232,700	245,644
Payment plan receivables	170,626	201,263
Total Loans	1,732,470	1,813,116
Allowance for loan losses	(66,135)	(67,915)
Net Loans	1,666,335	1,745,201
Other real estate and repossessed assets	37,513	39,413
Property and equipment, net	67,033	68,359
Bank-owned life insurance	48,347	47,922
Other intangibles	8,637	8,980
Capitalized mortgage loan servicing rights	15,531	14,661
Prepaid FDIC deposit insurance assessment	14,751	15,899
Vehicle service contract counterparty receivables, net	40,592	37,270
Accrued income and other assets	33,453	30,545
Total Assets	$2,476,204	$2,535,248
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$444,707	$451,856
Savings and NOW	1,005,756	995,662
Retail time	522,338	530,774
Brokered time	250,166	273,546
Total Deposits	2,222,967	2,251,838
Other borrowings	46,015	71,032
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	13,668	11,739
Accrued expenses and other liabilities	30,441	31,379
Total Liabilities	2,363,266	2,416,163
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at March 31, 2011 and December 31, 2010; liquidation preference: $1,048 at March 31, 2011 and $1,036 at December 31, 2010	76,708	75,700
Common stock, no par value–authorized: 500,000,000 shares at March 31, 2011 and December 31, 2010; issued and outstanding:8,123,969 shares at March 31, 2011 and 7,860,483 shares at December 31, 2010	247,406	246,407
Accumulated deficit	(198,311)	(189,902)
Accumulated other comprehensive loss	(12,865)	(13,120)
Total Shareholders' Equity	112,938	119,085
Total Liabilities and Shareholders' Equity	$2,476,204	$2,535,248

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)
Interest Income	(in thousands)
Interest and fees on loans	$29,484	$32,210	$39,027
Interest on securities
Taxable	467	481	1,160
Tax-exempt	332	338	685
Other investments	435	399	372
Total Interest Income	30,718	33,428	41,244
Interest Expense
Deposits	4,945	5,700	8,219
Other borrowings	1,323	1,662	2,994
Total Interest Expense	6,268	7,362	11,213
Net Interest Income	24,450	26,066	30,031
Provision for loan losses	11,076	7,528	17,014
Net Interest Income After Provision for Loan Losses	13,374	18,538	13,017
Non-interest Income
Service charges on deposit accounts	4,282	4,887	5,275
Net gains (losses) on assets
Mortgage loans	1,935	4,286	1,843
Securities	213	14	265
Other than temporary loss on securities available for sale
Total impairment loss	(469)	(28)	(118)
Loss recognized in other comprehensive income	327	--	--
Net impairment loss recognized in earnings	(142)	(28)	(118)
Interchange income	2,168	2,160	1,936
Mortgage loan servicing	896	2,465	432
Title insurance fees	473	644	494
Other	2,886	2,781	2,254
Total Non-interest Income	12,711	17,209	12,381
Non-interest Expense
Compensation and employee benefits	12,349	12,262	13,213
Loan and collection	3,867	3,947	4,786
Occupancy, net	3,101	2,791	2,909
Vehicle service contract counterparty contingencies	2,346	4,386	3,418
Data processing	2,310	2,367	2,469
Furniture, fixtures and equipment	1,418	1,582	1,719
Net losses on other real estate and repossessed assets	1,406	4,843	2,029
FDIC deposit insurance	1,235	1,589	1,802
Credit card and bank service fees	1,047	1,237	1,675
Advertising	554	567	779
Costs (recoveries) related to unfunded lending commitments	95	(65)	56
Other	3,766	4,891	4,644
Total Non-interest Expense	33,494	40,397	39,499
Loss Before Income Tax	(7,409)	(4,650)	(14,101)
Income tax benefit	(8)	(504)	(264)
Net Loss	$(7,401)	$(4,146)	$(13,837)
Preferred stock dividends and discount accretion	1,008	796	1,077
Net Loss Applicable to Common Stock	$(8,409)	$(4,942)	$(14,914)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)
Per Common Share Data (A)
Net Loss Per Common Share (B)
Basic (C)	$(1.06)	$(0.65)	$(6.21)
Diluted (D)	(1.06)	(0.65)	(6.21)
Cash dividends declared per common share	.00	.00	.00

Selected Ratios (E)
As a Percent of Average Interest-Earning Assets
Interest income	5.46%	5.58%	6.12%
Interest expense	1.12	1.23	1.67
Net interest income	4.34	4.35	4.45
Net Loss to (B)
Average common equity	(83.75)%	(43.56)%	(184.46)%
Average assets	(1.36)	(0.75)	(2.06)

Average Shares (A)
Basic (C)	7,933,276	7,646,814	2,403,161
Diluted (D)	32,555,495	58,713,431	2,410,355

(A) Per share data and shares outstanding have been adjusted for a 1-for-10 reverse stock split in 2010.

(B) These amounts are calculated using net loss applicable to common stock.

(C) Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(D) Average shares of common stock for diluted net income per share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(E) Ratios have been annualized.